EXHIBIT A

         Cover Letter to the Offer to Purchase and Letter of Transmittal

                        [Troon Partners, L.P. Letterhead]

              IF YOU DO NOT WANT TO SELL YOUR PARTNERSHIP INTERESTS
                   AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
        THIS IS SOLELY A NOTIFICATION OF THE PARTNERSHIP'S TENDER OFFER.


November 22, 2002

Dear Troon Partners, L.P. Partner:

              We are writing to inform you of important dates relating to a tender offer by Troon Partners, L.P. (the "Partnership"). If you are not interested in selling your partnership interest in the Partnership ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

              The tender offer period will begin on November 22, 2002 and end at 12:00 midnight, eastern time, on December 20, 2002. The purpose of the tender offer is to provide liquidity to partners that hold Interests. Interests may be presented to the Partnership for purchase only by tendering them during one of the Partnership's announced tender offers.

              Should you wish to tender your Interest or a portion of your Interest for purchase by the Partnership during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than December 20, 2002. Please review Section 3 (Amount of Tender) in the enclosed Offer to Purchase to determine if you are eligible to tender your entire investment. If you do not wish to tender your Interests, simply disregard this notice. NO
ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

              All tenders of Interests must be received by the Partnership's Administrator, PFPC Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by December 20, 2002.

              If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Account Executive or Karl Garrett at our Administrator at (888) 697-9661 or (866) 306-0232.

Sincerely,

Troon Partners, L.P.


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